Exhibit 99.1

FOR IMMEDIATE RELEASE

November 11, 2010

THE WALT DISNEY COMPANY REPORTS FOURTH QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for the fiscal year and fourth quarter ended October 2, 2010. Diluted earnings per share (EPS) for the year increased 15% to $2.03 from $1.76 in the prior year. For the quarter, diluted EPS was $0.43 compared to $0.47 in the prior-year quarter. The decrease for the quarter reflected a $0.09 adverse impact from a shift in the timing of recognition of previously deferred revenues between the third and fourth quarters at ESPN. Additionally, fiscal 2010 results for the full year and for the quarter include one fewer week of operations compared to fiscal 2009 due to our fiscal period end.

“The 2010 fiscal year was a financial and strategic success for The Walt Disney Company with performance driven by great content like Toy Story 3 and the way we benefited from that content across our many businesses. Our fourth quarter earnings grew solidly after factoring out a programming writeoff at one of our equity networks, the timing of ESPN revenue recognition and the effect of one fewer week of operations this year than last,” said Disney president and CEO Robert A. Iger. “With the acquisition of Marvel, our brand and franchise portfolio is stronger than ever and we’re confident our global growth strategy positions the company well to thrive in the coming years.”

The following table summarizes the fourth quarter and full year results for fiscal 2010 and 2009 (in millions, except per share amounts):

	Year Ended			Quarter Ended
	October 2, 2010	October 3, 2009	Change	October 2, 2010	October 3, 2009	Change
Revenues	$38,063	$36,149	5%	$9,742	$9,867	(1)%
Segment operating income (1)	$7,586	$6,672	14%	$1,717	$1,853	(7)%
Net income (2)	$3,963	$3,307	20%	$835	$895	(7)%
Diluted EPS (2)	$2.03	$1.76	15%	$0.43	$0.47	(9)%
Cash provided by operations	$6,578	$5,319	24%	$2,206	$1,738	27%
Free cash flow (1)	$4,468	$3,566	25%	$1,409	$1,112	27%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

EPS for the current year included restructuring and impairment charges ($270 million), gains on the sales of investments in two television services in Europe ($75 million), a gain on the sale of the Power Rangers property ($43 million), and an accounting gain related to the acquisition of The Disney Store Japan ($22 million), which collectively had a net adverse impact of $0.04. EPS for the prior year included restructuring and impairment charges ($492 million), a non-cash gain in connection with the merger of Lifetime Entertainment Services (Lifetime) and A&E Television Networks (A&E) ($228 million), and a gain on the sale of investments in two pay television services in Latin America ($114 million), which collectively had a net adverse impact of $0.06. The gains mentioned above are recorded in “Other Income” in the Consolidated Statements of Income. Excluding these items, EPS for the year increased 14% to $2.07 from $1.82 in the prior year.

The current quarter included restructuring and impairment charges ($58 million), which adversely impacted EPS by $0.02. The prior-year quarter included the gain related to the A&E/Lifetime transaction and restructuring and impairment charges ($166 million), which collectively benefited EPS by $0.01. Excluding these items, EPS for the quarter was $0.45 compared to $0.46 in the prior-year quarter.

SEGMENT RESULTS

The following table summarizes the full year and fourth quarter segment operating results for fiscal 2010 and 2009 (in millions):

	Year Ended			Quarter Ended
	October 2, 2010	October 3, 2009	Change	October 2, 2010	October 3, 2009	Change
Revenues:
Media Networks	$17,162	$16,209	6%	$4,414	$4,725	(7)%
Parks and Resorts	10,761	10,667	1%	2,819	2,844	(1)%
Studio Entertainment	6,701	6,136	9%	1,591	1,495	6%
Consumer Products	2,678	2,425	10%	730	646	13%
Interactive Media	761	712	7%	188	157	20%

	$38,063	$36,149	5%	$9,742	$9,867	(1	) %

Segment operating income (loss):
Media Networks	$5,132	$4,765	8%	$1,217	$1,485	(18)%
Parks and Resorts	1,318	1,418	(7)%	316	344	(8	) %
Studio Entertainment	693	175	>100%	104	(13)	>100%
Consumer Products	677	609	11%	184	151	22%
Interactive Media	(234)	(295)	21%	(104)	(114)	9%

	$7,586	$6,672	14%	$1,717	$1,853	(7	) %

Media Networks

Media Networks revenues for the year increased 6% to $17.2 billion and segment operating income increased 8% to $5.1 billion. The following table provides further detail of the Media Networks results (in millions):

	Year Ended			Quarter Ended
	October 2, 2010	October 3, 2009	Change	October 2, 2010	October 3, 2009	Change
Revenues:
Cable Networks	$11,475	$10,555	9%	$3,129	$3,336	(6)%
Broadcasting	5,687	5,654	1%	1,285	1,389	(7)%

	$17,162	$16,209	6%	$4,414	$4,725	(7)%

Segment operating income:
Cable Networks	$4,473	$4,260	5%	$1,070	$1,483	(28)%
Broadcasting	659	505	30%	147	2	>100%

	$5,132	$4,765	8%	$1,217	$1,485	(18)%

Cable Networks

Operating income at Cable Networks increased $213 million to $4.5 billion for the year due to growth at ESPN and the international Disney Channels, partially offset by a decrease in cable equity income. The increase at ESPN reflected higher affiliate and advertising revenue, partially offset by higher programming and production and general and administrative costs. Higher affiliate revenue was due to contractual rate increases and subscriber growth, partially offset by the impact of one fewer week of operations. Subscriber growth was driven by the launch of a new network in the United Kingdom in the fourth quarter of fiscal 2009. The increase in advertising revenue was primarily due to higher sold inventory. Higher programming and production costs were driven by the new network in the United Kingdom, coverage of the World Cup and increased contractual costs for college basketball, NFL and college football programming. Higher operating income at the international Disney Channels was due to increased affiliate revenue driven by subscriber growth and higher advertising revenue.

Decreased cable equity income was driven by a $58 million charge for our share of programming writeoffs at A&E/Lifetime that were recorded in the fourth quarter of the current year.

For the quarter, operating income at Cable Networks decreased by $413 million to $1.1 billion due to a decrease at ESPN and lower cable equity income driven by the programming writeoffs at A&E/Lifetime. The decrease at ESPN was due to the timing of recognition of previously deferred revenues, the impact of one fewer week of operations and higher programming and production costs. During the quarter, ESPN recognized $170 million of previously deferred revenue compared to $524 million in the prior year quarter. These decreases were partially offset by higher affiliate fees driven by contractual rate increases and subscriber growth and increased advertising revenues due to higher sold inventory.

Broadcasting

Operating income at Broadcasting increased $154 million to $659 million for the year driven by higher advertising revenue at the owned television stations, the absence of a bad debt charge in connection with the bankruptcy of a syndication customer, lower programming and production costs at the ABC Television Network and an improvement in net affiliate fees. Lower programming and production costs reflected cost savings at news and daytime and a lower cost mix of programming in primetime. These increases were partially offset by higher pension and postretirement medical costs, lower domestic television syndication results due to the prior-year sales of According to Jim and Grey’s Anatomy and decreased advertising revenue at the ABC Television Network. Decreased advertising revenue at the ABC Television Network was due to lower ratings and the impact of one fewer week of operations, partially offset by improved rates.

For the quarter, operating income at Broadcasting increased $145 million to $147 million driven by decreased programming and production costs at the ABC Television Network, higher advertising and an improvement in net affiliate fees, partially offset by higher pension and postretirement medical costs. Lower programming and production costs at the ABC Television Network reflected a lower cost mix of programming in primetime, cost savings in daytime and news production, decreased sports programming costs and the impact of one less week of operations. Higher advertising revenues were driven by improved primetime ratings at the ABC Television Network and growth at the owned television stations, partially offset by the impact of one less week of operations. Decreased revenues for the quarter reflected lower sales of ABC Studios productions primarily due to the prior-year domestic syndication sales of According to Jim and Grey’s Anatomy. This revenue decline was largely offset by reduced production cost amortization including the impact of a lower average production cost amortization rate for productions sold in the current quarter.

Parks and Resorts

Parks and Resorts revenues for the year increased 1% to $10.8 billion and segment operating income decreased 7% to $1.3 billion. For the quarter, revenues decreased 1% to $2.8 billion and segment operating income decreased 8% to $316 million. Results for the year and quarter reflected a decrease at our domestic operations, partially offset by improved results at our international operations.

For the year, decreased operating income at our domestic operations was due to higher costs at our domestic resorts, lower hotel occupancy and attendance at Walt Disney World Resort and a decrease at Disney Cruise Line, partially offset by higher guest spending at our domestic resorts, primarily due to higher average ticket prices and increased attendance at Disneyland Resort. Increased costs at our domestic resorts reflected labor cost inflation, higher pension and post-retirement medical expenses and costs for new guest offerings including World of Color at Disneyland Resort. The decrease at Disney Cruise Line reflected increased operating costs to support the fleet expansion and lower passenger cruise days including the impact of scheduled dry-dock maintenance. Results for the current year at our domestic operations were adversely impacted by having one less week of operations than in the prior year.

Increased results at our international operations reflected improvement at Hong Kong Disneyland Resort driven by increased attendance, guest spending, and hotel occupancy and an increase at Disneyland Paris due to higher guest spending and a sale of a real estate property, partially offset by lower attendance. Higher guest spending at both resorts was driven by higher average ticket prices and average daily hotel room rates.

For the quarter, lower operating income at our domestic operations reflected higher costs at our domestic resorts and lower results at Disney Vacation Club, partially offset by higher guest spending at our domestic resorts driven by an increase in average ticket prices and higher food and beverage spending. Increased costs reflected labor cost inflation and higher pension and post-retirement medical expenses. The decrease at Disney Vacation Club reflected lower ownership sales of vacation club units and decreased revenue recognition due to the timing of completion of vacation club properties. Results for the current quarter at our domestic operations were adversely impacted by having one less week of operations than in the prior-year quarter.

Higher operating income at our international resorts reflected increased attendance and guest spending at Hong Kong Disneyland Resort and Disneyland Paris. Increased guest spending at both resorts was driven by higher average daily hotel room rates and an increase in average ticket prices.

Studio Entertainment

Studio Entertainment revenues for the year increased 9% to $6.7 billion and segment operating income increased from $175 million to $693 million. For the quarter, revenues increased 6% to $1.6 billion and segment operating income increased $117 million to $104 million. Higher operating income for the year was primarily due to improvements in our worldwide theatrical and domestic home entertainment results, partially offset by higher film cost write-downs.

The improvement in worldwide theatrical results reflected the strong performance of Toy Story 3, Alice in Wonderland and Iron Man 2 in the current year. Significant titles in the prior year included Up, The Proposal and Bolt.

The increase in domestic home entertainment was primarily due to lower distribution and marketing expenses resulting from cost reduction initiatives. Key current-year releases included Up, Alice in Wonderland and Princess and the Frog while the prior year included WALL-E, The Chronicles of Narnia: Prince Caspian and Bolt.

For the quarter, higher operating income was driven by an increase in worldwide theatrical distribution due to the strong international performance of Toy Story 3.

Consumer Products

Consumer Products revenues for the year increased 10% to $2.7 billion and segment operating income increased 11% to $677 million. For the quarter, revenues increased 13% to $730 million and segment operating income increased 22% to $184 million.

The increase in segment operating income for the year was primarily due to higher licensing revenue driven by the strength of Toy Story and Marvel merchandise, higher comparable store sales at the Disney Store in North America and Europe, lower costs at the Disney Store North America and an increase at Publishing driven by Marvel titles. These increases were partially offset by a higher revenue share with the Studio Entertainment segment and operating costs and intangible asset amortization associated with Marvel. Lower costs at the Disney Store North America reflected the benefit of an improved global purchasing strategy. The increased revenue share with the Studio Entertainment segment was primarily due to growth from Toy Story merchandise.

For the quarter, higher operating income reflected licensing revenue growth driven by the strength of Toy Story and Marvel merchandise, an improvement at the worldwide Disney Store including the benefit of the global purchasing strategy and an increase at publishing driven by Marvel titles. These increases were partially offset by a higher revenue share with the Studio Entertainment segment and operating costs and intangible asset amortization associated with Marvel.

Interactive Media

Interactive Media revenues for the year increased 7% to $761 million and operating results improved 21% to a loss of $234 million. For the quarter, revenues increased 20% to $188 million and operating results improved 9% to a loss of $104 million.

Improved operating results for the year were primarily due to lower cost of sales on self–published video games, increased subscribers at our mobile phone service business in Japan, and higher Club Penguin subscription revenue. Lower video game cost of sales reflected a sales mix shift from higher cost new releases, which included bundled accessories, in the prior year to lower cost catalog titles in the current year.

For the quarter, improved operating results were primarily due to higher net effective pricing on self-published video games driven by Toy Story 3, and increased subscribers at our mobile phone service business in Japan.

The improvements for both the year and the quarter were partially offset by the inclusion of results for Playdom in the current quarter which reflected the impact of purchase accounting.

OTHER FINANCIAL INFORMATION

Restructuring and Impairment Charges

The Company recorded $270 million of restructuring and impairment charges in the current year related to organizational and cost structure initiatives primarily at our Studio Entertainment and Media Networks segments. Restructuring charges of $138 million, of which $55 million were recorded in the current quarter, were primarily for severance and other related costs. Impairment charges of $132 million, of which $3 million were recorded in the current quarter, consisted of writeoffs of capitalized costs primarily related to abandoned film projects, the closure of a studio production facility and the closure of five ESPN Zone locations.

In the prior year, the Company recorded charges totaling $492 million which included impairment charges of $279 million (of which $142 million related to radio FCC licenses) and restructuring costs of $213 million. During the prior-year quarter, the Company recorded charges totaling $166 million which included impairment charges of $73 million (of which $34 million related to radio FCC licenses) and restructuring costs of $93 million.

Net Interest Expense

Net interest expense was as follows (in millions):

	Year Ended		Quarter Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Interest expense	$(456)	$(588)	$(88)	$(136)
Interest and investment income	47	122	1	12

Net interest expense	$(409)	$(466)	$(87)	$(124)

The decrease in interest expense for the year was primarily due to lower effective interest rates and lower average debt balances, partially offset by expense related to the early redemption of a film financing borrowing. For the quarter, the decrease in interest expense reflected lower average debt balances.

The decrease in interest and investment income for the year was primarily due to a gain on the sale of an investment in the prior-year third quarter, lower effective interest rates and lower average cash balances.

Income Taxes

The effective income tax rate is as follows:

	Year Ended		Quarter Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Effective Income Tax Rate	34.9%	36.2%	32.6%	35.3%

The decrease in the effective income tax rate for the year was primarily due to favorable adjustments related to prior-year income tax matters, partially offset by a charge related to the health care reform legislation enacted in March 2010. For the quarter, the reduction in the effective income tax rate was driven by favorable adjustments related to prior-year income tax matters.

Noncontrolling Interests

Net income attributable to noncontrolling interests for the year increased $48 million to $350 million and for the quarter decreased $48 million to $131 million. The increase for the year was driven by improved operating results at Hong Kong Disneyland and ESPN. The decrease for the quarter was primarily due to lower operating results at ESPN, partially offset by improved operating results at Hong Kong Disneyland. The net income attributable to noncontrolling interests is determined based on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	October 2, 2010	October 3, 2009	Change
Cash provided by operations	$6,578	$5,319	$1,259
Investments in parks, resorts and other property	(2,110)	(1,753)	(357)

Free cash flow (1)	$4,468	$3,566	$902

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

The increase in cash provided by operations for the year was driven by higher operating cash receipts at our Media Networks, Parks and Resorts and Studio Entertainment businesses and lower cash payments at our Studio Entertainment segment, driven by a decrease in distribution and marketing expense, partially offset by higher income tax payments. The increase in cash receipts for our Media Networks and Studio Entertainment segments was driven by higher revenues, while the increase in cash receipts at Parks and Resorts was driven by the timing of advance travel deposits.

The increase in capital expenditures for the year reflected higher construction progress payments on two new cruise ships, the expansion at Hong Kong Disneyland and Disney’s California Adventure, and the construction of a Disney Vacation Club Resort in Hawaii.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	October 2, 2010	October 3, 2009
Media Networks
Cable Networks	$132	$151
Broadcasting	92	143

Total Media Networks	224	294

Parks and Resorts
Domestic	1,295	1,039
International	238	143

Total Parks and Resorts	1,533	1,182

Studio Entertainment	102	135
Consumer Products	97	46
Interactive Media	17	21
Corporate	137	75

Total investments in parks, resorts and other property	$2,110	$1,753

Depreciation expense is as follows (in millions):
	Year Ended
	October 2, 2010	October 3, 2009
Media Networks
Cable Networks	$118	$108
Broadcasting	95	89

Total Media Networks	213	197

Parks and Resorts
Domestic	807	822
International	332	326

Total Parks and Resorts	1,139	1,148

Studio Entertainment	56	50
Consumer Products	33	29
Interactive Media	19	28
Corporate	142	128

Total depreciation expense	$1,602	$1,580

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	October 2, 2010	October 3, 2009	Change
Current portion of borrowings	$2,350	$1,206	$1,144
Long-term borrowings	10,130	11,495	(1,365)

Total borrowings	12,480	12,701	(221)
Less: cash and cash equivalents	(2,722)	(3,417)	695

Net borrowings (1)	$9,758	$9,284	$474

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $2,586 million and $2,868 million attributable to Disneyland Paris and Hong Kong Disneyland Resort as of October 2, 2010 and October 3, 2009, respectively. Cash and cash equivalents attributable to Disneyland Paris and Hong Kong Disneyland Resort totaled $657 million and $606 million as of October 2, 2010 and October 3, 2009, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Year Ended			Quarter Ended
	October 2, 2010	October 3, 2009	Change	October 2, 2010	October 3, 2009	Change
Diluted EPS as reported	$2.03	$1.76	15%	$0.43	$0.47	(9)%
Exclude:
Restructuring and impairment charges	0.09	0.17	(47)%	0.02	0.06	(67)%
Other income (1)	(0.05)	(0.11)	55%	—	(0.07)	nm

Diluted EPS excluding certain items	$2.07	$1.82	14%	$0.45	$0.46	(2)%

(1)

Other income for the current year consists of gains on the sales of our investments in television services in Europe in the first and second quarters, an accounting gain related to the acquisition of the Disney Stores in Japan in the second quarter, and a gain on the sale of the Power Rangers property in the third quarter. Other income for the prior year consists of a non-cash gain in connection with the merger of Lifetime and A&E in the fourth quarter and a gain on the sale of an investment in two pay television services in Latin America in the first quarter.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Year Ended		Quarter Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Segment operating income	$7,586	$6,672	$1,717	$1,853
Corporate and unallocated shared expenses	(420)	(398)	(138)	(130)
Restructuring and impairment charges	(270)	(492)	(58)	(166)
Other income	140	342	—	228
Net interest expense	(409)	(466)	(87)	(124)

Income before income taxes	6,627	5,658	1,434	1,661
Income taxes	(2,314)	(2,049)	(468)	(587)

Net income	$4,313	$3,609	$966	$1,074

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, November 11, 2010, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through November 18, 2010 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 3, 2009 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Year Ended		Quarter Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Revenues	$38,063	$36,149	$9,742	$9,867
Costs and expenses	(31,337)	(30,452)	(8,221)	(8,272)
Restructuring and impairment charges	(270)	(492)	(58)	(166)
Other income	140	342	—	228
Net interest expense	(409)	(466)	(87)	(124)
Equity in the income of investees	440	577	58	128

Income before income taxes	6,627	5,658	1,434	1,661
Income taxes	(2,314)	(2,049)	(468)	(587)

Net income	4,313	3,609	966	1,074
Less: Net income attributable to noncontrolling interests	(350)	(302)	(131)	(179)

Net income attributable to The Walt Disney Company (Disney)	$3,963	$3,307	$835	$895

Earnings per share attributable to Disney:
Diluted	$2.03	$1.76	$0.43	$0.47

Basic	$2.07	$1.78	$0.44	$0.48

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,948	1,875	1,941	1,885

Basic	1,915	1,856	1,909	1,859

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	October 2, 2010	October 3, 2009
ASSETS
Current assets
Cash and cash equivalents	$2,722	$3,417
Receivables	5,784	4,854
Inventories	1,442	1,271
Television costs	678	631
Deferred income taxes	1,018	1,140
Other current assets	581	576

Total current assets	12,225	11,889
Film and television costs	4,773	5,125
Investments	2,513	2,554
Parks, resorts and other property, at cost
Attractions, buildings and equipment	32,875	32,475
Accumulated depreciation	(18,373)	(17,395)

	14,502	15,080
Projects in progress	2,180	1,350
Land	1,124	1,167

Total parks, resorts and other property, at cost	17,806	17,597
Intangible assets, net	5,081	2,247
Goodwill	24,100	21,683
Other assets	2,708	2,022

	$69,206	$63,117

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,109	$5,616
Current portion of borrowings	2,350	1,206
Unearned royalties and other advances	2,541	2,112

Total current liabilities	11,000	8,934
Borrowings	10,130	11,495
Deferred income taxes	2,630	1,819
Other long-term liabilities	6,104	5,444
Commitments and contingencies
Disney Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 4.6 billion shares at October 2, 2010 and 3.6 billion shares at October 3, 2009, Issued – 2.7 billion shares and 2.6 billion shares at October 2, 2010 and October 3, 2009, respectively	28,736	27,038
Retained earnings	34,327	31,033
Accumulated other comprehensive loss	(1,881)	(1,644)

	61,182	56,427
Treasury stock, at cost, 803.1 million shares at October 2, 2010 and 781.7 million shares at October 3, 2009	(23,663)	(22,693)

Total Disney Shareholders’ equity	37,519	33,734
Noncontrolling interests	1,823	1,691

Total equity	39,342	35,425

	$69,206	$63,117

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Year Ended
	October 2, 2010	October 3, 2009
OPERATING ACTIVITIES
Net income	$4,313	$3,609
Depreciation and amortization	1,713	1,631
Gains on dispositions	(118)	(342)
Deferred income taxes	133	323
Equity in the income of investees	(440)	(577)
Cash distributions received from equity investees	473	505
Net change in film and television costs	238	(43)
Equity-based compensation	522	457
Impairment charges	132	279
Other	(122)	(67)
Changes in operating assets and liabilities:
Receivables	(686)	468
Inventories	(127)	(117)
Other assets	42	(565)
Accounts payable and other accrued liabilities	649	(250)
Income taxes	(144)	8

Cash provided by operations	6,578	5,319

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,110)	(1,753)
Sales of investments	—	46
Proceeds from dispositions	170	185
Acquisitions	(2,493)	(176)
Other	(90)	(57)

Cash used in investing activities	(4,523)	(1,755)

FINANCING ACTIVITIES
Commercial paper borrowings/(repayments), net	1,190	(1,985)
Borrowings	—	1,750
Reduction of borrowings	(1,371)	(1,617)
Dividends	(653)	(648)
Repurchases of common stock	(2,669)	(138)
Exercise of stock options and other	753	(510)

Cash used in financing activities	(2,750)	(3,148)

(Decrease)/increase in cash and cash equivalents	(695)	416
Cash and cash equivalents, beginning of year	3,417	3,001

Cash and cash equivalents, end of year	$2,722	$3,417